Exhibit 99.1

AdvancePCS to Present to Investors on August 14

Webcast Available Via the Internet

For Immediate Release

IRVING, Texas, Aug. 13, 2002 — David D. Halbert, chairman and chief executive officer of AdvancePCS (Nasdaq: ADVP), will deliver a company presentation at the St. Regis Hotel in New York City at 12:15 p.m. EDT (11:15 a.m. CDT) on Wednesday, Aug. 14, 2002.

The presentation, sponsored by Merrill Lynch, will be broadcast live via the Internet and can be accessed on the investor relations section of the AdvancePCS Web site at www.advancepcs.com, or at:

http://www.on24.com/clients/merrill/index.asp?eventid=787

Listeners should go to this site at least 15 minutes before the presentation to register, download and install any necessary audio software. A replay of the presentation will be available for 14 days at the same Web address and on the AdvancePCS Web site. In addition, the associated slide presentation will be available for download at the AdvancePCS Web site by 10:00 a.m. EDT on Aug. 14.

As filed in a Form 8-K today, AdvancePCS also has posted on its Web site information about recent developments and business practices. These documents are available at www.advancepcs.com in the News Flash / Commentary section.

AdvancePCS is the nation’s largest independent provider of health improvement services, touching the lives of more than 75 million health plan members and managing approximately $28 billion in annual prescription drug spending. AdvancePCS offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members and manage costs. AdvancePCS is ranked by Fortune magazine as one of America’s 100 fastest-growing public companies and is included on the Forbes Platinum 400 list of best big companies. AdvancePCS earned the number two spot on the Barron’s 500 list of best performing companies. AdvancePCS is both a Fortune 500 and Fortune Global 500 company.

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Contact: Blair Jackson
                AdvancePCS
                469-524-4729